Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

Gaucho group holdings, INC.

Algodon Wines & Luxury Development Group, Inc. (the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

By vote of the Board of Directors of the Corporation, a resolution was adopted, pursuant to Sections 141 and 242 of the General Corporation Law of the State of Delaware, setting forth amendments to the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) and declaring said amendment to be advisable. The resolutions setting forth the amendment are as follows:

RESOLVED: that Section A of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation, as amended be and it hereby is deleted in its entirety and a new Section A of Article IV be inserted in lieu thereof to read as follows:

“A. Common Stock.

(1) The total number of shares of common stock, par value $0.01 per share, that the corporation is authorized to issue is 150,000,000.

(2) Each holder of common stock shall be entitled to one vote for each share of common stock held on all matters as to which holders of common stock shall be entitled to vote. Except for and subject to those preferences, rights, and privileges expressly granted to the holders of all classes of stock at the time outstanding having prior rights, and any series of preferred stock which may from time to time come into existence, and except as may be otherwise provided by the laws of the State of Delaware, the holders of common stock shall have exclusively all other rights of stockholders of the corporation, including, but not limited to, (a) the right to receive dividends when, as and if declared by the Board of Directors of the corporation out of assets lawfully available therefore, and (b) in the event of any distribution of assets upon the dissolution and liquidation of the corporation, the right to receive ratably and equally all of the assets of the corporation remaining after the payment to the holders of preferred stock of the specific amounts, if any, which they are entitled to receive as may be provided herein or pursuant hereto.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 2nd day of September 2020.

Gaucho GROUP Holdings, INC.

By:	/s/ Scott L. Mathis
Scott L. Mathis
Chief Executive Officer